Exhibit 10.65

RIVERSIDE TECHNOLOGY CENTER

SECOND LEASE AMENDMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II, LLC AND DIMENSION THERAPEUTICS, INC.

This Second Lease Amendment (the “Second Amendment”) entered into this 28th day of April, 2017 by and between Rivertech Associates II, LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 177 Huntington Avenue 24th Floor Boston, MA 02115 (herein the “Lessor”), and Dimension Therapeutics, Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts (herein the “Lessee”); with respect to a certain Lease dated March 11, 2014 (the “Original Lease”) for certain office and laboratory space in the building at 840 Memorial Drive Cambridge, Massachusetts, as amended by a certain First Lease Amendment dated October 22, 2014 (the “First Amendment”); collectively referred to herein as the “Existing Lease”).

WHEREAS, Lessor and Lessee are the current parties to the Existing Lease; and,

WHEREAS, the current term under the Existing Lease is set to expire on January 31, 2018 (the “Current Term Expiration Date”); and,

WHEREAS, under the Existing Lease the Lessee leases and occupies approximately 14,949 rentable square feet of space in the Building, consisting of approximately 8,110 rentable square feet of space on the fourth floor of the Building, and approximately 6,839 rentable square feet of space on the second floor of the Building, (the “ Existing Premises”); and,

WHEREAS, Lessor and Lessee seek by this current agreement to extend the Term of the lease and tenancy for one (1) additional period of two (2)  years from the Current Term Expiration Date;

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof the Lessor and Lessee hereby agree as follows:

1.Modification to Existing Lease / Extension of Current Term

Lessee hereby extends its tenancy as to the Existing Premises for a twenty four (24) month period (the “Extended Term”) from the Current Term Expiration Date through January 31, 2020 ( the “Modified Term Termination Date”).

2.Terms and Conditions

Lessee shall continue to lease the Existing Premises up to the Modified Term Termination Date, on the same terms and conditions of the Existing Lease with exception only for those provisions as to which Lessor and Lessee have already performed their obligations as of the date hereof (for example, Lessor has heretofore delivered the Existing Premises and Lessee has accepted the same).

The Existing Premises is leased in the same “AS/IS” condition as it is as of the execution of this Second Amendment, and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner whatsoever.

Lessor and Lessee each acknowledge that to the best of the respective knowledge of each, there are no material defaults by either party presently existing under the Existing Lease.

3.Condition of Existing Premises

The Existing Premises shall be leased for the Extended Term in its “AS/IS” condition, in all respects, without any representations or warranties by Lessor of any kind or nature, except as otherwise currently exist in the Lease.

4.Annual Base Rent / Additional Rent / Security Deposit

A.Annual Base Rent

Annual Base Rent for the balance of the current Term up to the Current Term Expiration Date shall be as set forth in the Existing Lease.

Annual Base Rent for the Extended Term, commencing as of February 1, 2018, shall be as follows:

Extended Term Lease Year	Annual Base Rent	Monthly Installment

February 1, 2018 – January 31, 2019	$ 956,736.00	$ 79,728.00

February 1, 2019 – January 31, 2020	$ 986,634.00	$ 82,219.50

B.Additional Rent

In addition to Annual Base Rent, Lessee shall continue to be responsible to pay all Additional Rent, inclusive of “Additional Rent (Operating Expenses)”  under Section 3 of the Existing Lease, and all “Additional Rent (Taxes)” under Section 4 thereof, as invoiced by Lessor up through the Extended Term Termination Date.

As the concept is used in the Lease to compute Additional Rent Lessee’s allocable pro rata share (“Allocable Percentage”) shall be as last stated under the First Amendment (i.e. a combined 11.54%).

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C.Rent Payment and other Costs and Expenses

Determination and payment of all Annual Base Rent, Additional Rent and other sums due as Rent shall be payable and in all other respects shall be governed during the remainder of the current Term, and for the Extended Term, as contemplated under the Existing Lease, except to the extent modified and supplemented herein.

D.Security Deposit

The Security Deposit currently held by the Lessor shall continue to be held by Lessor as a Security Deposit during the Extended Term.

5.Permitted Uses

The Permitted Uses in the Basic Data of the Original Lease, and all conditions attached thereto, are hereby restated and affirmed and shall continue to govern the use and occupancy of the Existing Premises through to the end of the Extended Term (as it may be further extended hereunder).

6.Parking

Lessee shall have the right to continue to access twenty two (22) parking spaces (i.e. its currently permitted allocation) during the  Extended Term (as it may be further extended hereunder), on the terms and conditions set forth in the First Amendment.

7.Brokers

The parties hereby agree there are no brokerage or other third-party fees or costs involved in this transaction other than to Transwestern RBJ, and each agrees to indemnify, defend and hold harmless the other from and against any other claims for brokerage fees, commissions or other such payments arising from this transaction.  Commissions/fees owing to Transwestern RBJ from this transaction shall be paid by Lessor pursuant to a separate agreement between Lessor and said company.

8.Lessee’s Further Option to Extend

Lessee, provided there is not then any existing default by Lessee under the Lease (beyond applicable notice grace and cure periods), and further provided there have not been any prior material defaults (beyond applicable notice, grace and cure periods) more than twice in any twelve (12) month period, shall have the option to further extend the Term of the Lease as to the Existing Premises (inclusive of any ROFO Space as may have been elected by Lessee under the provisions of the First Amendment).  If timely elected the extension shall be for one (1) additional period of sixty (60) months (herein, the “Additional Term Extension Period”) beginning as of the end of the Extended Term, at the then-current "Market Rent”, including annual escalations thereon for each year of the Additional Term Extension Period (based on increases in the Consumer Price Index or fixed increases as the case may be as determined by then-prevailing market forces; but no less than an amount equal to the Annual Base Rent per square foot as of the final full

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month of the last Lease Year of the Extended Term (the “Extension Rent Floor”),)  Said Additional Term Extension Period shall commence, subject to proper exercise of Lessee’s option hereunder, at the end of the Extended Term (i.e. on February 1, 2020) and shall terminate on that date which is sixty (60) consecutive months thereafter (i.e. January 31, 2025).

Lessee shall exercise its option by delivering to Lessor its written notice of said exercise not later than nine (9) full months (but not sooner than twelve (12) full months) prior to the end of the Extended Term.  Once delivered, written notice to extend is irrevocable.  Time is of the essence in the exercise of Lessee’s rights as set forth above.

“Market Rent” as used herein, shall be that rent charged for comparable research laboratory and office space of similar age and condition in laboratory buildings the mid-Cambridge submarket as of the end of the Extended Term.  If, after good faith attempts prior to the expiration of the original Term, the Lessor and Lessee cannot agree on a figure representing Market Rent, then either party, upon written notice to the other, may request appraisal and arbitration of the issue as provided in this section.  Within fourteen (14) days of the request for arbitration, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in Cambridge to serve as that party’s appraiser.  Each appraiser shall be paid by the party selecting him or it.  The two appraisers shall each submit their final reports to the parties within thirty (30) days of their selection making their determination as to Market Rent (subject however, to the Extension Rent Floor).  The two appraisers shall meet within the next fourteen (14) days to reconcile their reports and collaboratively determine the Market Rent.  They shall each make their determination in writing (subject however, to the Extension Rent Floor), including a statement if such is the case, that they are at an impasse.  Such a statement of impasse shall be submitted to the parties along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor.  The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in Cambridge who shall evaluate the reports of the two original appraisers and, within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent (subject however, to the Extension Rent Floor).  The determination of this individual or entity (i.e. arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties.

Annual Base Rent and Additional Rent during any Additional Term Extension Period shall be payable in advance, in equal monthly installments on the first day of each calendar month.

Lessee, in addition to the sums payable annually to Lessor as Annual Base Rent, shall pay to Lessor for each year of the Additional Term Extension Period, as Additional Rent, Lessee’s Allocable Percentage for Operating Expenses, Real Estate Taxes and utilities as contemplated in Section 4 hereof.

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9.Integration of Documents; Supremacy

This Second Amendment contains the full understanding and agreement between the parties with respect to the subject matter hereof.  The parties hereto intend that this Second Amendment operates to amend and modify the Existing Lease in the manner stated herein, and that the Existing Lease and this Second Amendment shall be interpreted conjunctively; with any express conflict between the three to be resolved in favor of the stated terms of this Second Amendment.  Except as modified hereby, all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this Second Amendment.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.  Any provisions deemed unenforceable shall be severable, and the remainder of this Second Amendment and the Existing Lease shall be enforceable in accordance with their terms.

[Signature Pages Follow]

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Executed as of the date first written above.

LESSOR

RIVERTECH ASSOCIATES II, LLC

By:	/s/ David Epstein

its duly authorized Manager

LESSEE

DIMENSION THERAPEUTICS, INC.

By:	/s/ Annalisa Jenkins MBBS, FRCP

its duly authorized President

By	/s/ Jean Franchi

Its duly authorized Treasurer

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